Exhibit 5.1

August 29, 2017

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, California 94547

Re: Bio-Rad Laboratories, Inc. Class A and Class B Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), which Bio-Rad Laboratories, Inc. (the “Company”) intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 2,699,714 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Shares”), issuable pursuant to the Company’s 2017 Incentive Award Plan (the “2017 Plan”), upon conversion of Class B common stock registered under the Registration Statement, and pursuant to the Company’s 2011 Employee Stock Purchase Plan (as amended, the “ESPP”); and (ii) 293,140 shares of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Shares,” and together with the Class A Shares, the “Shares”), pursuant to the 2017 Plan. I am familiar with the 2017 Plan and the ESPP. I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the 2017 Plan and the ESPP and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, I am of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in the circumstances contemplated by the 2017 Plan and the ESPP, as applicable, assuming in each case that the individual issuances, grants or awards under the 2017 Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2017 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” contained in Part II of the Registration Statement.

Very truly yours,

/s/ Timothy S. Ernst
Timothy S. Ernst
Executive Vice President, General Counsel and Secretary